POOL CORPORATION ANNOUNCES OFFICER APPOINTMENT AND DECLARES
QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (July 28, 2017) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors has named Peter D. Arvan as Chief Operating Officer. Mr. Arvan joined the Company in January 2017 as the Company’s Executive Vice President, with responsibility for North American line management. With this appointment, his responsibilities will expand to include Operations and Information Technology. Mr. Arvan was most recently with Roofing Supply Group, where he served as their CEO.

“This change will allow us to leverage Pete’s leadership and experience to help the company grow better, faster,” commented Manuel Perez de la Mesa, President and CEO. “In the past six months, Pete has been working throughout the organization, visiting many of our locations, sharing his focus areas and identifying opportunities to enhance the value of the company.”

The Board also declared a quarterly cash dividend of $0.37 per share. The dividend will be payable on August 23, 2017 to holders of record on August 9, 2017.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. As of June 30, 2017, POOLCORP operated 345 sales centers in North America, Europe, South America and Australia through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com